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                                                                                             EXHIBIT 11.1


                                     UNIFIED FINANCIAL SERVICES, INC.
                                      EARNINGS PER SHARE CALCULATION
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                                                                             YEARS ENDED
                                                                             DECEMBER 31,
                                                            ---------------------------------------------
                                                                 2000             1999            1998
                                                            -------------      -----------    -----------
INCOME AVAILABLE TO COMMON STOCKHOLDERS
     Net income (loss)..................................    $  (1,335,454)     $(1,772,915)   $   912,161

CALCULATION OF COMMON STOCK
     Common shares outstanding at beginning
        of period.......................................        2,869,862        2,316,767      1,722,821
     Shares issues in connection with acquisition
        of Fiduciary Counsel............................               --               --         36,110
     Shares issued in connection with acquisition
        of M. Wilson & Associates.......................               --               --          3,636
     Shares issued in connection with acquisition of
        Commonwealth Investment Services................               --               --         27,500
     Shares issued in connection with acquisition of
        Fully Armed Productions.........................               --               --         18,182
     Conversion of Series C Preferred Stock to
        common stock....................................               --          361,935         57,780
     Shares issued in private placement during period...           11,530          238,270        450,738

     Repurchase of common stock for treasury............           (1,364)         (47,110)            --
                                                            -------------      -----------    -----------

        Common shares used in basic calculation.........        2,880,028        2,869,862      2,316,767
                                                            -------------      -----------    -----------

     Common stock equivalent of options.................          170,797          105,961         37,526

     Preferred stock Series C conversion into
        common stock....................................               --               --        225,720
                                                            -------------      -----------    -----------

           Common shares used in fully
              diluted calculation.......................        3,050,825        2,975,823      2,580,013
                                                            -------------      -----------    -----------


EARNINGS (LOSS) PER SHARE
     Basic..............................................    $       (0.46)     $     (0.62)   $      0.37
     Fully diluted......................................            (0.44)           (0.60)          0.33

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